Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of DCW Total Return Fund and DCA Total Return Fund, and to the use of our reports dated February 24, 2010 on the financial statements and financial highlights included in the 2009 Annual Report of DCW Total Return Fund and DCA Total Return Fund. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which is incorporated by reference in the Form N-14.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 30, 2010